SCHEDULE I

As of May 1, 2015

Columbia Funds Variable Insurance Trust I

        Columbia Variable Portfolio - International Opportunities Fund

        Columbia Variable Portfolio - Marsico 21st Century Fund

        Columbia Variable Portfolio - Marsico Focused Equities Fund

        Columbia Variable Portfolio - Marsico Growth Fund